Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Workiva Inc. 2009 Incentive Plan and the Workiva Inc. 2014 Equity Incentive Plan of our reports dated August 26, 2014 (except for Note 2, as to which the date is December 8, 2014), with respect to the consolidated financial statements of Workiva Inc. for the year ended December 31, 2013 included in its Prospectus filed with the Securities and Exchange Commission on December 12, 2014 pursuant to Rule 424(b) under the Securities Act of 1933 relating to Workiva Inc.’s Registration Statement (Form S-1 No. 333-199459).

/s/ Ernst & Young LLP

Chicago, Illinois
December 15, 2014